Exhibit 10.1
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      P R I M A
      OIL & GAS COMPANY
      Trinity Place
      1801 Broadway, Suite 500
      Denver, Colorado  80202
      303-297-2300


Exhibit 10.1
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November 7, 1996

Unioil
P.O. Box 310
Evans, Colorado 80620

Re:  Farmout/Farmout Option
     Weld County, Colorado


Gentlemen:

Pursuant to our discussions, Prima Oil & Gas Company (Prima) and Unioil hereby agree as follows:

1. Unioil's Contribution. Unioil is the owner of certain potential drillsites as described on Exhibit A.1. attached to and made a part hereof (hereinafter sometimes referred to as the "Unioil Drillsites"). Unioil is desirous of having oil and gas wells drilled on such drillsites. Prima is willing to drill wells on the Unioil Drillsites subject to the terms and conditions herein contained. Accordingly, Unioil hereby contributes the Unioil Drillsites to the "Drillsite Pool" as further defined in this agreement subject to the terms and conditions of this agreement.

       Unioil is also the owner of certain oil and gas wells (as set forth on Exhibit A.1.b.) identified as potential recompletion candidates. Unioil is desirous of having such oil and gas wells recompleted subject to the terms and conditions of this agreement. Accordingly, Unioil hereby contributes the recompletion candidates to this agreement.

2. Prima's Contribution. Prima is the owner of certain potential drillsites as described on Exhibit A.2. attached to and made a part hereof (hereinafter sometimes referred to as the "Prima Drillsites"). Prima is willing to drill wells on the Prima Drillsites subject to the terms and conditions herein contained. Accordingly, Prima hereby contributes the Prima Drillsites to the "Drillsite Pool" as further defined in this agreement, subject to the terms and conditions of this agreement.

3. Drillsite Pool. The Drillsite Pool shall be defined as the total of all potential locations contributed to this agreement by both Unioil and Prima and from which will be drawn locations to be drilled pursuant to this agreement. All lands contributed to the Drillsite Pool will be delivered subject to total drillsite burdens of 25% (the intent being to deliver a 75% net revenue working interest, assuming such is available) with the difference between current burdens which may be of record as of the date of this agreement and a total leasehold burden of 25% being reserved to the contributing party in the form of an overriding royalty.



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3.1.   Inadequate Leasehold Net revenue Interest. In the event the available leasehold net revenue interest in a given location contributed to the Drillsite pool is less than 75%, then the contributing party shall notify the noncontributing party of the actual leasehold net revenue interest available to the location. The noncontributing party shall then have the option, for a period of 5 days, to accept the location at the leasehold net revenue available or to reject the location. Should the location be accepted, then Prima shall proceed to drill the location in the normal course of a proposed drilling program. However, should the location be rejected, the contributing party shall have the option, for a period of 10 days, to propose a substitute location within a three mile radius of the location in question or to simply withdraw the location. Should the contributing party propose a substitute location, the non-contributing party shall have the option, for a period of 10 days, of either accepting or rejecting the substitute location. Should the non-contributing party elect to reject the substitute location, then the location shall be deemed to be withdrawn. Upon withdrawal of a location as described above, within 5 days, the non-contributing party shall likewise withdraw one location within a three mile radius of the rejected location.

3.2. Title Failure. In like manner, in the event, after review by a title attorney, it should be determined that a location contributed to the drillsite pool does NOT have drillable title (drillable title shall mean: title of a quality adequate to enable a prudent operator to drill an oil anchor gas well on a given location while assuming only reasonably minimal business risks), then the contributing party shall have 15 days in which to cure whatever title defects are rendering the location un-drillable. Should both parties agree that the title defects have been or can be cured within the 15 day period, then Prima shall proceed to drill the location as planned. However, should the defects not prove to be curable within the 15 day time frame, the location may at the option of the non-contributing party he rejected. Should a location be rejected, then the same procedure as described above concerning locations with inadequate leasehold net revenue interest shall be followed.

4. Recompletion Potential. In addition to those lands contributed to the Drillsite Pool, Unioil also owns and operates certain wells identified as leaving "Recompletion Potential." Recompletion Potential shall be defined as any well(s) which in Prima's opinion, after scientific, engineering and economic review, is determined or believed to have the potential, upon recompletion, to produce a rate of return and an over all return on investment sufficient to justify the expenditure of the funds necessary to perform the recompletion(s). Prima will perform all such recompletions pursuant to this agreement at its sole expense, bearing all costs associated with the operations through and including returning the well to production. Unioil specifically recognizes that there are certain risks associated with such recompletions and there is no guarantee that the recompleted well(s) will out perform the well as it presently is configured and that further there is a risk that the well could be lost permanently or that there will be no further production from such well. Unioil expressly agrees that Prima will hear no liability to Unioil or it shareholders in such case and Prima's only liability will be that of any operator pursuant to the Joint Operating Agreement (JOA) described below.


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       Although it will bear none of the costs associated with the recomple-
       tions, commencing with the first sales following the recompletion, Unioil will receive a 27.5% working interest subject to its proportionate share of the leasehold burdens in existence as of the date of this agreement. Further, Unioil will continue to receive 100% of the Net Revenue Working Interest from the wells with Recompletion Potential until such time as the recompletion is performed. ("Net Revenue Working Interest" shall be defined as the working interest or cost bearing interest owned by a given party reduced by the leasehold burdens allocable to that percentage of working interest. For example: Unioil's Net Revenue Working Interest on a tract with leasehold burdens totaling 25% would be 20.625%, or 27.5% working interest times 75% leasehold net revenue interest equals 20.625% Net Revenue Working Interest) It is the intent of both parties that the recompletions be performed as soon as reasonably possible. Prima presently recognizes probable Recompletion Potential in approximately six wells among those shown on Exhibit A.1. However, the parties recognize that there are two additional wells identified on Exhibit A.1.c. which, as of the date of this agreement are not recognized to have Recompletion Potential. However, following further study such wells may in fact prove to have such potential. Accordingly, Prima is hereby granted an option, during the term of this agreement, to recomplete such additional wells under the same terms and conditions as set forth in this agreement.

5. Oil and Gas Contracts. Unioil agrees that Prima shall have the right to negotiate or renegotiate any dedication and or oil and gas purchase agreements on the recompletion wells as well as any lands and locations contributed to the Drillsite Pool. For this purpose and to the extent necessary Unioil agrees to appoint Prima as its agent or otherwise empower Prima to act on Unioil's behalf in discussions with potential gas purchaser's or markets.

6. Operations. Prima will be the Operator of all of the Recompletions and all of the wells drawn from the Drillsite Pool and drilled pursuant to this agreement. Prima shall be responsible for selecting the wells to be drilled from the Drillsite Pool and for the conduct of all operations, including but not limited to clearing title to the locations, obtaining permits, drilling, completing and equipping the wells and obtaining access to a market for the production from the well. All operations conducted pursuant to this agreement will be conducted pursuant to an AAPL model from JOA (1989) as is commonly used in the area.

7. Drilling Packages/Payout. For purposes of this agreement all wells selected from the Drillsite Pool shall be divided into packages of not less than two and not more than eight wells hereinafter referred to as a Drilling Package. On all Drilling Packages drilled pursuant to this agreement, Prima agrees to pay 100% of the costs associated with drilling, completing, equipping and operating the wells included in such packages until Payout. Likewise. Prima shall be entitled to receive 100% of the Net Revenue Working Interest until Payout on each Drilling Package drilled pursuant to this agreement. After Payout, Unioil shall be entitled to receive a 27.5% working interest subject to its proportionate share of leasehold burdens and shall be responsible for paying its share of the costs of all further operations on that Drilling Package. Payout shall be determined on Drilling Package basis, meaning on the basis of


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       all expenses and revenues attributable to all wells identified as and included in a given Drilling Package. Payout shall be defined as follows:

       Payout shall be deemed to have occurred at such time as Prima shall have recovered 100% of the actual costs and expenses of Prima, as Operator, in drilling, completing, equipping and operating the well, including but not limited to all costs associated with plugging back, recompleting, reworking, and testing well(s) in a given Drilling Package, plus an amount, computed on a monthly basis, equal to the remaining balance to be recovered times the prime interest rate (as quoted in the Wall Street Journal on the first business day of each month) plus one percent. Such costs and expenses shall be reduced by deducting 100% of the proceeds of production for a given month from all wells in a Drilling Package, after having deducted the lessor's royalty, any overriding royalties (including any reserved to the party contributing the location as described above) and any similar burdens on production, with which the leasehold is burdened and which may be of record as of the date of this agreement, as well as all severance, ad valorem and other similar taxes attributable to the before payout interest.

       Payout shall be deemed to occur and Unioil's after Payout interest shall be deemed to vest in Unioil as of the first day of the month following the point at which Payout occurs. On leases and lands contributed to the Drillsite Pool by Prima, Prima agrees to promptly make assignment to Unioil of its 27.5% working interest in each well in a given drilling package effective as of the date each well is spud. However, Unioil's working interest share of revenue shall be deemed to be relinquished to Prima until each drilling package has reached payout. Prima agrees to provide to Unioil statements, no less frequently than quarterly (although individual statements may be requested more frequently if Unioil needs such from time to time), showing the Payout status of the various Drilling Packages.

8. Commencement. The parties agree that Prima shall commence actual drilling operations on the first Drilling Package no later than thirty days following receipt of title clearance on the wells in that Drilling Package. The target date for commencing the first well subject hereto will he November 30, 1996. Prima's right to drill wells pursuant to this agreement shall terminate upon the drilling of the last location included in the Drillsite Pool or December 31, 1999, whichever comes first. In the event that Prima should fail to complete the drilling of all such locations within the time allowed, then the following procedure shall be employed. The parties hereto will conduct a "Draft" with each party selecting one location at a time until all locations have been selected. The parties shall then assign 100% of the working interest, subject to the same leasehold burdens as described in paragraph 3 above to the party selecting each given location in the "Draft". That party shall then own such location and with regard to such location have the full right to drill and otherwise operate on such location {subject to the terms of the underlying lease and any pertinent existing agreements). As regards such undrilled locations, upon assignment to the respective parties, the JOA shall terminate effective as of the date of the assignment.



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9.     Notice and Assignments. Prima shall notify Unioil of its intent to drill certain locations from the Drillsite Pool prior to submitting applications for permits to drill to the Colorado Oil and Gas Conservation Commission. In the case of locations contributed to the Drillsite Pool by Unioil, at any time following the commencement of actual drilling operations on a given location, Prima may request an assignment from Unioil of Prima's working interest share of the oil and gas lease(s) covering that location. Within ten days of receipt of such request. Unioil shall assign 72.5% of its right title and interest in and to those Unioil Locations for which request for assignment is made, subject to the reservation of an overriding royalty (ORR) equal to the difference between all land owner royalties, overriding royalties and other similar burdens on production and a total leasehold burden of 25%. All ORR's reserved pursuant to this agreement shall be proportionately reduced to the extent the ORR holder owns less than 100% of the leasehold covering the Subject Lands and to the extent the burdened leasehold covers less than 100% of the mineral ownership of the Subject Lands and further to the extent the burdened interests represent less than 100% of any pooled unit or spacing unit. In addition, Unioil shall be deemed to have relinquished its 27.5% working interest per well on each package (subject to the same ORR's described above) to Prima until Payout as described in paragraph 7 above. At Payout, Unioil's relinquished working interests will revert to Unioil without any further action by either party in the time and manner described above.

       The parties recognize that as of the date of this agreement, the Unioil Drillsites and Recompletion Candidates are encumbered by two mortgages. The first such mortgage is to First National Bank of Greeley, and the second is to Joseph Associates of Greeley, Inc. Unioil agrees that prior to making assignments pursuant to this agreement, it will secure the release of such mortgages insofar as such mortgages encumber the interest to be assigned.

10. Confidentiality. It is agreed that Prima has developed certain knowledge and techniques for drilling and completing and operating wells in the vicinity of the locations contributed to the Drillsite Pool. It is further agreed that such knowledge and techniques have been developed at great expense to Prima and that such knowledge and techniques are not generally known to the majority of operators in the vicinity of the locations such knowledge, techniques and associated information shall hereinafter he referred to as the "Proprietary Data". Prima agrees that it will share with Unioil, that portion of the Proprietary Data, relevant to the Drillsite Pool and the Recompletion Candidates. Accordingly, Unioil agrees that during the term of this agreement, and except as required by law or governmental regulation, Unioil shall not reveal or disseminate any information it may acquire regarding the technical, geologic or engineering techniques employed by Prima in the conduct of its operations pursuant to this agreement. Unioil may use the Proprietary Data on its own wells and locations during the term of this agreement, however, for a period of two (2) years from the date hereof, Unioil specifically agrees not to compete with Prima regarding the acquisition of additional lands, leases, locations or wells with the intent of employing the Proprietary Data on such without first making available to Prima the opportunity to participate in such acquisition for a 50% working interest.


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11.    Requisite Authority. Both parties represent that they have the full and requisite authority to bind their respective corporations to the terms of this agreement, and that this agreement shall he binding upon each such party their respective heirs, successors and assigns and that by the signature of the party set forth below do hereby evidence the same.

       Should the foregoing be in accord with your understanding of our agreement please so signify by signing and returning one copy of this agreement as soon as possible.

Sincerely,
PRIMA OIL & GAS COMPANY


/s/ G. Walter Lunsford


G. Walter Lunsford
Vice President, Land



Agreed to and accepted this   8th   day of November, 1996.
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UNIOIL




By:  /s/ Charles ?
   -----------------------------------


Its:   CEO & Chairman
    ----------------------------------















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                                   Exhibit "A"

                                  (Page 1 of 2)

Attached to and made a part of that certain Farmout/Farmout Option letter agreement dated November 7, 1996, by and between Unioil and Prima Oil & Gas Company.

1.a.   Drilling locations contributed by Unioil "Union Drillsites"

       Township 5 North, Range 65 West
       -------------------------------
       Section 22: SWNE
       Section 26: NENW
       Section 27: NESW, SWSE
       Section 32: NESW

       Township 5 North, Range 66 West
       -------------------------------
       Section 17: SW
       Section 19: N/2NW, SENW

       Township 5 North, Range 67 West
       -------------------------------
       Section 13: NENW, S/2NW, SW/4
       Section 23: SW/4, N/2 SE, SWSE

1.b. Location of wells identified as possible reccompletion candidates as of the date of this agreement. Note: It is not the intent of this exhibit to
                                   -----
       in any way limit the wells to be recompleted to strictly those hereinbelow described.

       Township 5 North, Range 65 West
       -------------------------------
       Section 22: SENE (River #1)
       Section 27: SESE (Bunting #1)
       Section 32: NWSW (Ewing #1)

       Township 5 North, Range 66 West
       -------------------------------
       Sections 19: SWNW (Sheep Draw North #1)

       Township 5 North, Range 67 West
       -------------------------------
       Section 13: NWNW (Sheep Draw #1)
       Section 23: SESE (Sheep Draw South #1)

1.c. Locations of Wells NOT identified as having recompletion potential as of the date of this agreement. Prima shall have an option to recomplete these wells should additional review indicate that they do in fact have such potential.

       Township 5 North, Range 65 West
       -------------------------------
       Section 26: NWNW (HL 26-1)
       Section 27: NWSW (Sitzman #1)




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                                   Exhibit "A"

                                  (Page 2 of 2)

Attached to and made a part of that certain Farmout/Farmout Option letter agreement dated November 7, 1996, by and between Unioil and Prima Oil & Gas Company.

2.     Drilling locations contributed by Prima "Prima Drillsites"

       Township 5 North, Range 65 West
       -------------------------------
       Section 14: SWSE
       Section 23: SWNE, NESW, SWSE
       Section 24: SWNW

       Township 5 North, Range 67 West
       -------------------------------
       Section 11: SE/4, E/2SW, NWSW
       Section 12: SW/4
       Section 22: E/2SE, NWSE, W/2NE, SENE
       Section 24: SENW, E/2SW, NWSW



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                                    EXHIBIT B
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         Attached in and made a part of that certain Farmout and Farmout
        Option Agreement between Unioil and Prima Oil & Gas Company dated
                                November 7, 1996














         (Map showing locations of Prima Farmout Acreage, Unioil Farmout
        Acreage, Proposed Recompletions and Proposed Wells in Township 5
                       North, Ranges 65, 66 and 67 West.)